EXHIBIT 5.1

	February 12, 1997

SymmetriCom, Inc.
85 West Tasman Drive
San Jose, CA  95134-1703

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration
Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 14, 1997 (the "Registration
Statement"), in connection with the registration under the Securities Act of 1933, as amended, 467,102 shares of your Common Stock (the
"Shares") reserved for issuance under the 1990
Employee Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

It is our opinion that, when issued and
sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,
WILSON, SONSINI, GOODRICH & ROSATI
Professional Corporation

/s/Wilson, Sonsini, Goodrich & Rosati